Exhibit 99

DKG CAPITAL PLAN TO LAUNCH D-MOBILEPAY

LAS VEGAS, June 19, 2017

LAS VEGAS, June 19, 2017 /PRNewswire/ - DKG Capital Inc. (OTCQB: DKGH) or DKGH, a global and publicly listed diversified company has made its first step into the mobile application world with an up and coming developer. It’s Board of Directors is pleased to announce its first of many strategic plans: partner with a up and coming, cutting edge bank located in Philippines to co-develop its first fintech product: D-MobilePay.

At the same time DKGH also pleased to announce its global strategic partnership with a state of the art Malaysian smart-community partner operator AllChat World, which is quickly gaining traction and popularity among the growing users in the regions. AllChat plans to strategically co-market D-MobilePay and as well other online and mobile financial products in the ASEAN countries.

Mr. Tesh Casimir, president of DKGH, commented “Our target is to have D-MobilePay to become one of the most popular mobile payment system to provide convenient and fast payment options worldwide for both buyers and sellers on online transaction.”

In the future, AllChat World users can use D-MobilePay to transfer and make payment between bank accounts, VISA and e-wallet via any mobile devices. In addition, D-MobilePay users can also enjoy traditional banking services including savings, time deposits and loans through its banking partners.

Fin-tech companies are expected to weaken and occupy the market shares of large banks by providing financial services directly to loyal users. Due to the fast credit approval process and the modern user interface, these digitally focused fintech companies have attracted billions of dollars of investment as well as many young consumers.

For further information, please contact:
Mr. Tesheb Casimir
DKG Capital Inc.
Address: 1980 Festival Plaza Drive, Suite 530, Las Vegas, NV 89135
Phone: (702) 463-8880
Email: tesh@elginassoc.com

About DKG Capital Inc.
DKG Capital Inc. (formerly known as Star Ally Inc.) was incorporated in 2013 was listed on the US OTCQB Market in 2015. It’s business strategy is to achieve spectacular return to the shareholders. DKGH has divided its business into four business segments: mobile application development, online marketing, social media platform and provision of various leisure services to high net worth clients who are users of our social media platform.

About AllChat World
AllChat World aims to be the leading smart-community mobile operating system. A one-stop mobile operating system that serves as a building block towards realizing the dream of a Smart ASEAN through technology. Founded in 2015; born in the era of digitalizing-technology,
AllChat World believes that machine learning helps the human minds to do greater things. Upon it’s premiering to public in August 2016, today its available on Apple AppStore, Google PlayStore. Baidu as well as China 360 AppStore. Growing rapidly with the stroke of smart apps and smart communities; today AllChat World has gained more than 25,000 active users across Asia and continue to grow actively.

For details, please see; https://www.allchatworld.com/

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.